Exhibit 2.1

AMENDMENT NO. 1 TO
SHARE EXCHANGE AGREEMENT

THIS AMENDMENT NO. 1 TO SHARE EXCHANGE AGREEMENT (this “Amendment”) is made and entered into as of May 8, 2019, by and among American Electric Technologies, Inc., a Florida corporation (“AETI”), LNG Investment Company, LLC, a Texas limited liability company (“Holdings”), AEGIS NG LLC, a Texas limited liability company (“AEGIS”), Stabilis Energy, LLC, a Texas limited liability company (“Stabilis”), PEG Partners, LLC, a Delaware limited liability company (“PEG”), Prometheus Energy Group, Inc., a Delaware corporation (“Prometheus”), and JCH Crenshaw Holdings, LLC (“JCH”).  Each of AETI, Holdings, AEGIS, Stabilis, PEG, Prometheus and JCH is individually referred to herein as a “Party” and, collectively, the “Parties.”

RECITALS

A.	The Parties have heretofore executed and delivered that certain Share Exchange Agreement dated as of December 17, 2018 (the “SEA”).
B.	Section 11.11 of the SEA provides that the SEA may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.
C.	The Parties desire to amend the SEA as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.1Certain Defined Terms. Defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to such terms in the SEA.

1.2Amendment to Recital B. Recital B to the SEA is hereby amended to delete the reference therein to “89%” and replace it with a reference to “90%.”

1.3Amendments to Section 1.1. Sections 1.1(a)(iii) and 1.1(b)(ii) of the SEA are hereby amended to delete the references therein to “89%” and replace them with references to “90%.”

1.4Amendments to Section 7.2.

(a)The first sentence of Section 7.2 of the SEA is hereby amended and restated to read as set forth below:

“During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, AETI shall, and shall cause its Subsidiaries to, except to the extent that Holdings shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the AETI Disclosure Schedule, carry on its business in the ordinary course consistent with past practice and in compliance with (1) Applicable Legal Requirements and (2) the budget set forth in Exhibit 7.2 hereto (the “Budget”).” AETI agrees to furnish Stabilis with monthly detailed expense reports showing all expenditures within 15 days after the end of each calendar month.

(b)A new subsection (y) is hereby added to Section 7.2 of the SEA to follow subsection (x) thereunder and to read as set forth below:

“(y)Notwithstanding anything herein to the contrary, expend or commit to expend any amounts other than those expressly set forth in the Budget; or”

(c)Former subsection (y) under Section 7.2 of the SEA is hereby designated subsection (z) thereunder and amended to read as set forth below:

“(z)agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section (a) through (y) above.”

1.5Amendment to Section 10.1(b). Section 10.1(b) of the SEA is hereby amended to delete the reference therein to “June 30, 2019” and replace it with a reference to “September 30, 2019”

1.6Amendments to Section 10.3.

(a)The first sentence of Section 10.3(a) of the SEA is hereby amended and restated to read as set forth below:

“(a)Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Transactions are consummated; provided that Stabilis shall reimburse AETI, within one Business Day following delivery by AETI to Stabilis of supporting documentation in respect of same, for up to $650,000 of the fees and expenses of counsel, investment bankers and accountants incurred by AETI in connection with this Agreement and the Transactions.”

(b)Section 10.3(a) is hereby further amended to insert a new sentence between the first and second sentences therein to read as set forth below:

“For purposes of the forgoing, any payment of the fees and expenses of AETI by Stabilis shall be treated for federal tax purposes as a deemed contribution to AETI under Section 351 of the Code for which Holdings shall be entitled to receive the additional shares of AETI common stock that result from the increase in the exchange ratio from 89% to 90% as contemplated by that certain Amendment No. 1 to this Agreement, dated as of May 8, 2019.”

1.7Amendment to Section 10.3(g). Section 10.3(g) of the SEA is hereby amended to insert the following sentence after the first sentence therein:

“In the event that the Expense Reimbursement becomes payable by Stabilis to AETI pursuant to Section 10.3(d), the amount due to AETI thereunder shall be reduced by any amounts previously paid by Stabilis on behalf of AETI pursuant to Section 10.3(a).”

1.8Exhibit 7.2. Exhibit 7.2 attached hereto is hereby appended to the SEA as Exhibit 7.2 thereto.

1.9Amendment to Schedule B. Schedule B to the SEA is hereby amended and restated in its entirety as set forth in Schedule B attached hereto.

1.10Miscellaneous.  The provisions of Article XI of the SEA are incorporated into this Amendment, mutatis mutandis. Except as expressly set forth herein, this Amendment does not amend, waive or otherwise affect any provision of the SEA, the Exhibits thereto or the Disclosure Schedules, which shall continue in full force and effect in all respects in accordance with the terms of the SEA.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above.

AETI:

AMERICAN ELECTRIC TECHNOLOGIES, INC.

By:	s/ Peter Menikoff Name: Peter Menikoff Title: President and Chief Executive Officer

TARGET COMPANIES:

STABILIS ENERGY, LLC

By:	s/James Reddinger
Name: James Reddinger	Title: Chief Executive Officer

PROMETHEUS ENERGY GROUP, INC.

By:	s/ James G. Aivalis
Name: James G. Aivalis	Title: President and Chief Executive Officer

PEG PARTNERS, LLC

By:	s/ Casey Crenshaw Name: Casey Crenshaw Title: Manager

EXCHANGING OWNERS:

LNG INVESTMENT COMPANY, LLC

By:	/s Casey Crenshaw Name: Casey Crenshaw Title: Manager

AEGIS NG LLC

By:	s/ James G. Aivalis Name: James G. Aivalis Title: Managing Member

JCH:

JCH Crenshaw Holdings, LLC

By:	s/ Casey Crenshaw Name: Casey Crenshaw
Title: President

Signature Page to Amendment No. 1 to Share Exchange Agreement

Schedule b